1st Quarter 2014 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

7	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Funds From Operations Presentation

12	Schedule 3 – Portfolio Summary

13	Schedule 4 – Net Asset Value Supplemental Information

15	Schedule 5 – Capitalization and Financial Metrics

17	Schedule 6 – Conventional Same Store Operating Results

20	Schedule 7 – Conventional Portfolio Data by Market

22	Schedule 8 – Apartment Community Disposition and Acquisition Activity

23	Schedule 9 – Capital Additions

24	Schedule 10 – Summary of Redevelopment and Development Activity

26	Glossary and Reconciliations

Aimco Reports First Quarter 2014 Results
Denver, Colorado, May 1, 2014 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its first quarter 2014 results.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco made solid progress in 2014’s first quarter. Operating results were ahead of plan, notwithstanding the severe winter weather and its related costs. Portfolio quality improved with average monthly revenue per apartment home now exceeding $1,500. Redevelopment completions and expected rents increased, although so too did costs. These activities are expected to add $1.50 to Net Asset Value per share over the coming two years. Standard & Poor's upgraded its rating of the Aimco balance sheet and The Denver Post again recognized Aimco as one of Colorado’s Top Workplaces."
Chief Financial Officer Ernie Freedman adds: "Pro forma FFO of $0.50 per share was at the high end of our guidance primarily due to strong property operating results and higher than expected transaction income, offset somewhat by higher than anticipated casualty losses related to severe weather during the quarter. We are increasing our full year Pro forma FFO and AFFO guidance to reflect first quarter outperformance."

Financial Results: AFFO Up 13%, Pro forma FFO Up 4%

	FIRST QUARTER
(all items per common share)	2014	2013
Net income	$0.44	$0.03
Funds From Operations (FFO)/ Pro forma Funds From Operations (Pro forma FFO)	$0.50	$0.48
Deduct Aimco share of Capital Replacements	$(0.07)	$(0.10)
Adjusted Funds From Operations (AFFO)	$0.43	$0.38
Pro forma FFO - Year-over-year, first quarter Pro forma FFO increased 4% as a result of improved property operating results, lower offsite costs and lower interest expense. These positive results were somewhat offset by: sales of apartment communities; higher casualty losses as a result of severe weather in the Northeast and Midwest, and lower interest income.
Adjusted Funds from Operations - First quarter AFFO increased 13% when compared to first quarter 2013, as a result of Pro forma FFO growth, lower Capital Replacement spending associated with multi-phase capital projects started in prior years, and lower Capital Replacements due to the sale of approximately 7,000 apartment homes during 2013. As Aimco concentrates its investment capital in higher quality, higher price-point apartment communities, Capital Replacements are expected to decline as a percentage of net operating income. As a result, AFFO is increasing at a faster rate than is Pro forma FFO.

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Operating Results: Conventional Same Store NOI Up 5.6%
Conventional Same Store Results

	FIRST QUARTER
	Year-over-Year			Sequential
	2014	2013	Variance	4th Qtr	Variance
Average Rent Per Apartment Home	$1,322	$1,281	3.2%	$1,315	0.5%
Other Income Per Apartment Home	168	147	14.3%	155	8.4%
Average Revenue Per Apartment Home	$1,490	$1,428	4.3%	$1,470	1.3%
Average Daily Occupancy	95.7%	95.4%	0.3%	95.5%	0.2%

$ in Millions
Revenue	$174.9	$167.2	4.6%	$172.3	1.5%
Expenses	59.7	58.1	2.8%	55.6	7.4%
NOI	$115.2	$109.1	5.6%	$116.7	(1.3)%

Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2014	Jan	Feb	Mar	1st Qtr
Renewal rent increases	4.7%	5.1%	5.0%	4.9%
New lease rent increases	0.3%	0.8%	1.7%	1.0%
Weighted average rent increases	2.5%	2.8%	3.1%	2.8%
Portfolio Management: Revenue Per Apartment Home Up 9.9% to $1,505
Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco's target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C" quality assets are those with rents lower than 90% of local market average. For fourth quarter 2013, the most recent period for which REIS information is available, Aimco Conventional Apartment Community rents averaged 105% of local market average rents.
Aimco expects to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities. Through this disciplined approach to capital recycling, from 2010 through 2013, Aimco increased its year-end Conventional portfolio average monthly revenue per apartment home at a compound annual growth rate of more than 8%. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

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First quarter 2014 Conventional portfolio average monthly revenue per apartment home was $1,505, a 9.9% increase compared to first quarter 2013, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.3% and the sale of Conventional Apartment Communities during 2013 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the proceeds in higher-rent apartment communities through redevelopment and acquisitions.
Dispositions - In first quarter 2014, Aimco sold three Conventional Apartment Communities and two Affordable Apartment Communities with 1,219 and 387 apartment homes, respectively, for $136.9 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $53.5 million.
Redevelopment: Creating $1.50 of Net Asset Value per Share
During first quarter 2014, Aimco invested $48.4 million in the redevelopment of six apartment communities. Pacific Bay Vistas, in San Bruno, California, was completed in April as expected. The community is 62% occupied as of April 30, and is expected to reach stabilized occupancy before the end of summer.

Construction continued at both Preserve at Marin, in Corte Madera, California and at Lincoln Place, in Venice, California. Aimco has determined that the work required to restore and modernize these communities is more extensive than originally anticipated, resulting in higher costs and construction delays. Scope changes at Preserve at Marin also contributed to higher cost estimates, which now total $125.5 million for the redevelopment. Aimco has achieved higher rents on the lease-up of the first building completed and expects higher rents for the balance of the community. Completion of Preserve at Marin is now anticipated to occur in first quarter 2015. At Lincoln Place, Aimco expects its net investment to total $365 million, which represents total estimated capital costs of $390 million, reduced by $25 million of historic tax and other credits expected to be earned in connection with the redevelopment. As of April 30, 267 of the 294 completed units at Lincoln Place were occupied. Completion of the project is now anticipated to occur in first quarter 2015.

In total, Aimco is forecasting a net investment of approximately $670 million in redevelopment projects currently underway and those projects that were completed during the last twelve months. The expected Net Operating Income yield on this investment, assuming current rents, is approximately 5.5%. Prevailing capitalization rates for stabilized communities in these markets range from 3.75% - 5.00%. As these communities are leased (assuming current rents) and stabilized over the next two years, they are expected to add approximately $1.50 to Aimco's Net Asset Value per share.

See Supplemental Schedule 10 to this Earnings Release for details of redevelopment projects underway, including updated cost and rent estimates.
Development: Progressing as Planned
During the first quarter 2014, Aimco invested $9.0 million in the development of its One Canal Street property in Boston. Construction was slowed somewhat due to adverse weather conditions, but the project remains on time and on budget.

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Balance Sheet and Liquidity: Leverage on Target
Components of Aimco Leverage

	AS OF MARCH 31, 2014
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)	Weighted Avg Rate
Aimco share of long-term, non-recourse property debt	$4,150.7	94%	8.2	5.28%
Outstanding borrowings on revolving credit facility	110.1	3%	4.5	2.19%
Preferred securities	138.0	3%	Perpetual	6.56%
Total leverage	$4,398.8	100%	n/a	5.24%
Leverage Ratios
Aimco leverage targets are: Debt and Preferred Equity to EBITDA less than 7.0x; and EBITDA Coverage of Interest and Preferred Dividends greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED MARCH 31,
	2014	2013
Debt to EBITDA	7.1x	7.5x
Debt and Preferred Equity to EBITDA	7.4x	7.8x
EBITDA Coverage of Interest	2.6x	2.4x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.3x
Future leverage reduction is expected both from earnings growth and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco recourse debt at March 31, 2014, was limited to its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At the end of the first quarter, Aimco had outstanding borrowings on its revolving credit facility of $110.1 million and available capacity of $445.4 million, net of $44.5 million of letters of credit backed by the facility. At the end of the first quarter, Aimco's share of cash and restricted cash on hand was $195.4 million. In addition, Aimco held eight apartment communities in its unencumbered asset pool with a total estimated fair value of approximately $410.0 million.

Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.26 per share of Class A Common Stock for the quarter ended March 31, 2014. The first quarter 2014 dividend is payable on May 30, 2014, to stockholders of record on May 16, 2014.

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Outlook

	SECOND QUARTER	FULL YEAR 2014	PREVIOUS FULL YEAR 2014	FULL YEAR 2013

Net income per share	$0.05 to $0.09	$0.68 to $0.78	$0.30 to $0.40	$1.40
Pro forma FFO per share	$0.48 to $0.52	$2.02 to $2.12	$2.00 to $2.10	$2.04
AFFO per share	$0.36 to $0.42	$1.64 to $1.74	$1.63 to $1.73	$1.53

Conventional Same Store Operating Measures
NOI change compared to first quarter 2014	0.25% to 1.25%	n/a	n/a	n/a
NOI change compared to same period 2013	3.50% to 4.50%	3.00% to 5.00%	3.00% to 5.00%	5.1%
Revenue change compared to 2013	n/a	3.00% to 4.00%	3.00% to 4.00%	4.4%
Expense change compared to 2013	n/a	2.00% to 3.00%	2.00% to 3.00%	3.0%

Redevelopment Investment (in millions)	n/a	$140 to $160	$125 to $150	$178.3
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, May 2, 2014 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on May 19, 2014
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 8125818	Passcode: 10043920
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 233 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

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Contact
Elizabeth Coalson, Vice President Investor Relations
Investor Relations 303-691-4350, investor@aimco.com

Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: second quarter and full year 2014 results, including but not limited to Pro forma FFO and selected components thereof; AFFO; and Aimco's development and redevelopment project investments, timelines and stabilized rents. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, developments and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment projects; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, developments and redevelopments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2013, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)		(Page 1 of 2)

	Three Months Ended
	March 31,
	2014	2013
REVENUES
Rental and other property revenues	$240,136	$230,252
Tax credit and asset management revenues	8,788	7,252
Total revenues	248,924	237,504

OPERATING EXPENSES
Property operating expenses	99,270	93,868
Investment management expenses	1,252	1,433
Depreciation and amortization	70,307	75,716
General and administrative expenses	10,532	11,779
Other expense, net	2,390	2,069
Total operating expenses	183,751	184,865
Operating income	65,173	52,639
Interest income, net	1,729	6,414
Interest expense	(55,641)	(58,345)
Other, net	(1,979)	(2,266)
Income (loss) before income taxes, discontinued operations and gain on dispositions	9,282	(1,558)
Income tax benefit (expense)	2,758	(105)
Income (loss) from continuing operations	12,040	(1,663)
Income from discontinued operations, net	—	4,496
Gain on dispositions of real estate, net of tax	69,492	—
Net income	81,532	2,833
Noncontrolling interests:
Net (income) loss income attributable to noncontrolling interests in consolidated real estate partnerships	(11,389)	4,962
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,605)	(1,606)
Net income attributable to common noncontrolling interests in Aimco OP	(3,611)	(297)
Net (income) loss attributable to noncontrolling interests	(16,605)	3,059
Net income attributable to Aimco	64,927	5,892
Net income attributable to Aimco preferred stockholders	(454)	(702)
Net income attributable to participating securities	(239)	(140)
Net income attributable to Aimco common stockholders	$64,234	$5,050
Weighted average common shares outstanding - basic	145,473	145,169
Weighted average common shares outstanding - diluted	145,681	145,169
Earnings (loss) per common share - basic and diluted:
Income (loss) from continuing operations attributable to Aimco common stockholders	$0.44	$(0.01)
Income from discontinued operations attributable to Aimco common stockholders	—	0.04
Net income attributable to Aimco common stockholders	$0.44	$0.03

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Consolidated Statements of Operations (continued)
Income from Discontinued Operations		(Page 2 of 2)

In first quarter 2014, Aimco adopted a new accounting standard which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations. Under the new standard, the results of operations related to apartment communities sold or classified as held for sale during 2014 or subsequent periods are included in continuing operations and any gain or loss on sales is included as a separate line item within Aimco's Consolidated Statements of Operations, for both the current period and prior periods. Details of FFO amounts related to apartment communities sold during first quarter 2014 may be found on Supplemental Schedule 2(a).

Income from discontinued operations for apartment communities sold prior to Aimco's January 1, 2014 adoption of the new standard consists of the following (in thousands):

	Three Months Ended
	March 31,
	2014	2013
Rental and other property revenues	$—	$18,620
Property operating expenses	—	(8,553)
Depreciation and amortization	—	(4,880)
Recovery of real estate impairment losses	—	227
Operating income	—	5,414
Interest income	—	78
Interest expense	—	(4,201)
Income before gain on dispositions of real estate and income taxes	—	1,291
Gain on dispositions of real estate	—	3,329
Income tax expense	—	(124)
Income from discontinued operations, net	$—	$4,496
(Income) loss from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$—	$2,217
Noncontrolling interests in Aimco OP	—	(316)
Total noncontrolling interests	—	1,901
Income from discontinued operations attributable to Aimco	$—	$6,397

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Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Buildings and improvements	$6,342,221	$6,332,723
Land	1,867,270	1,881,358
Total real estate	8,209,491	8,214,081
Accumulated depreciation	(2,840,071)	(2,822,872)
Net real estate	5,369,420	5,391,209
Cash and cash equivalents	38,402	55,751
Restricted cash	160,816	127,037
Other assets	514,514	505,416
Total assets	$6,083,152	$6,079,413

LIABILITIES AND EQUITY
Non-recourse property debt	$4,284,763	$4,337,785
Revolving credit facility borrowings	110,060	50,400
Total indebtedness	4,394,823	4,388,185
Accounts payable	35,795	43,161
Accrued liabilities and other	289,615	287,595
Deferred income	102,347	107,775
Total liabilities	4,822,580	4,826,716
Preferred noncontrolling interests in Aimco OP	79,121	79,953
Equity:
Perpetual Preferred Stock	58,114	68,114
Class A Common Stock	1,461	1,459
Additional paid-in capital	3,700,369	3,701,339
Accumulated other comprehensive loss	(4,503)	(4,602)
Distributions in excess of earnings	(2,772,345)	(2,798,853)
Total Aimco equity	983,096	967,457
Noncontrolling interests in consolidated real estate partnerships	223,806	233,008
Common noncontrolling interests in Aimco OP	(25,451)	(27,721)
Total equity	1,181,451	1,172,744
Total liabilities and equity	$6,083,152	$6,079,413

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2014	2013
Net income attributable to Aimco common stockholders	$64,234	$5,050
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	68,429	73,107
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,387)	(2,932)
(Gain) loss on dispositions and other, net of income taxes and noncontrolling partners' interest	(57,046)	74
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	541	37
Discontinued operations [1]:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	—	(5,079)
Recovery of impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	—	(235)
Depreciation of rental property, net of noncontrolling partners' interest	—	4,016
Common noncontrolling interests in Aimco OP's share of above adjustments	(505)	(3,746)
Amounts allocable to participating securities	(35)	(148)
FFO / Pro forma Attributable to Aimco common stockholders	$73,231	$70,144
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(11,280)	(15,124)
AFFO Attributable to Aimco common stockholders	$61,951	$55,020

Weighted average common shares outstanding	145,473	145,169
Dilutive common stock equivalents	208	221
Total shares and dilutive share equivalents	145,681	145,390

FFO / Pro forma FFO per share - diluted	$0.50	$0.48
AFFO per share - diluted	$0.43	$0.38

[1] As discussed in the Consolidated Statements of Operations, Aimco adopted a new accounting standard which generally eliminates, on a prospective basis, the requirement that sales of individual apartment communities be presented within discontinued operations.

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Supplemental Schedule 2(a)

Proportionate Funds From Operations Presentation
Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013
(in thousands, except per share data) (unaudited)
	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$182,871	$—	$(7,674)	$175,197	$174,754	$—	$(8,079)	$166,675
Other Conventional	29,400	462	—	29,862	26,267	460	—	26,727
Total Conventional	212,271	462	(7,674)	205,059	201,021	460	(8,079)	193,402
Affordable Same Store	21,887	—	—	21,887	21,688	—	(491)	21,197
Other Affordable	3,264	1,086	(717)	3,633	3,202	1,098	(717)	3,583
Total Affordable	25,151	1,086	(717)	25,520	24,890	1,098	(1,208)	24,780
Sold Apartment Communities	2,714	—	(201)	2,513	4,315	408	(672)	4,051
Property management revenues, primarily from affiliates	—	(63)	234	171	26	(82)	296	240
Total rental and other property revenues	240,136	1,485	(8,358)	233,263	230,252	1,884	(9,663)	222,473

Property operating expenses
Conventional Same Store	62,386	—	(2,751)	59,635	60,611	—	(2,878)	57,733
Other Conventional	14,034	132	—	14,166	12,032	108	—	12,140
Total Conventional	76,420	132	(2,751)	73,801	72,643	108	(2,878)	69,873
Affordable Same Store	9,498	—	—	9,498	8,840	—	(167)	8,673
Other Affordable	1,651	483	(475)	1,659	1,588	500	(394)	1,694
Total Affordable	11,149	483	(475)	11,157	10,428	500	(561)	10,367
Sold Apartment Communities	1,228	—	(109)	1,119	1,880	266	(309)	1,837
Casualties	4,090	—	171	4,261	1,175	(6)	36	1,205
Property management expenses	6,383	—	(32)	6,351	7,742	—	(333)	7,409
Total property operating expenses	99,270	615	(3,196)	96,689	93,868	868	(4,045)	90,691
Net real estate operations	140,866	870	(5,162)	136,574	136,384	1,016	(5,618)	131,782

Amortization of deferred tax credit income	6,833	—	—	6,833	7,215	—	—	7,215
Non-recurring revenues	1,955	—	—	1,955	37	—	—	37
Total tax credit and asset management revenues	8,788	—	—	8,788	7,252	—	—	7,252

Investment management expenses	(1,252)	—	—	(1,252)	(1,433)	—	—	(1,433)
Depreciation and amortization related to non-real estate assets	(2,391)	—	7	(2,384)	(2,934)	—	8	(2,926)
General and administrative expenses	(10,532)	—	19	(10,513)	(11,779)	(1)	48	(11,732)
Other expense, net	(2,242)	(60)	213	(2,089)	(2,054)	(88)	293	(1,849)
Interest income	1,729	(12)	92	1,809	6,414	317	95	6,826
Interest expense	(55,186)	(333)	1,946	(53,573)	(57,361)	(554)	2,400	(55,515)
Other, net of non-FFO items	454	333	(590)	197	(389)	686	15	312
Income tax benefit (expense)	2,621	—	—	2,621	(110)	—	—	(110)
Discontinued operations, net of non-FFO items	—	—	—	—	5,965	—	(920)	5,045
Other FFO items attributable to Sold Apartment Communities	(564)	—	66	(498)	(1,006)	—	137	(869)
Preferred dividends and distributions	(2,059)	—	—	(2,059)	(2,308)	—	—	(2,308)
Common noncontrolling interests in Aimco OP	(4,116)	—	—	(4,116)	(4,043)	—	—	(4,043)
Amounts allocated to participating securities	(274)	—	—	(274)	(288)	—	—	(288)
FFO / Pro forma FFO	$75,842	$798	$(3,409)	$73,231	$72,310	$1,376	$(3,542)	$70,144

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Supplemental Schedule 3

Portfolio Summary
As of March 31, 2014
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	117	42,174	40,918	97%
Conventional Redevelopment	5	1,802	1,802	100%
Conventional Acquisition	5	174	174	100%
Other Conventional	34	5,164	5,094	99%
Total Conventional portfolio	161	49,314	47,988	97%

Affordable Same Store [1]	46	7,424	7,424	100%
Other Affordable [2]	26	2,256	1,171	52%
Total Affordable portfolio	72	9,680	8,595	89%
Total portfolio	233	58,994	56,583	96%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco expects to sell these apartment communities as the tax credit compliance periods expire, with the majority of sales expected to occur from 2015 to 2019.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that are not subject to tax credit agreements and/or are owned in part by Aimco, but managed by a third party.

12

Supplemental Schedule 4

Net Asset Value Supplemental Information			(Page 1 of 2)
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of liabilities, noncontrolling interests and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco’s NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data [1]

	Proportionate Property Net Operating Income
	Conventional	Affordable	Total
Rental and other property revenues	$803,615	$100,385	$904,000
Property operating expenses	(283,372)	(41,201)	(324,573)
Property NOI	$520,243	$59,184	$579,427

Proportionate Balance Sheet Data
As of March 31, 2014
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,209,491	$51,845	$(282,719)	$7,978,617
Accumulated depreciation	(2,840,071)	(9,463)	96,228	(2,753,306)
Net real estate [2]	5,369,420	42,382	(186,491)	5,225,311
Cash and cash equivalents	38,402	389	(3,193)	35,598
Restricted cash	160,816	1,460	(2,431)	159,845
Investment in unconsolidated real estate partnerships	16,226	(16,226)	—	—
Deferred financing costs, net	35,161	210	(571)	34,800
Goodwill	47,666	—	—	47,666
Other assets	415,461	683	(149,492)	266,652
Total assets	$6,083,152	$28,898	$(342,178)	$5,769,872

LIABILITIES AND EQUITY
Non-recourse property debt	4,284,763	$25,757	$(159,783)	$4,150,737
Revolving credit facility borrowings	110,060	—	—	110,060
Deferred income [3]	102,347	16	—	102,363
Other liabilities	325,410	3,125	(129,993)	198,542
Total liabilities	4,822,580	28,898	(289,776)	4,561,702
Preferred noncontrolling interests in Aimco OP	79,121	—	—	79,121
Perpetual preferred stock	58,114	—	—	58,114
Other Aimco equity	924,982	—	171,404	1,096,386
Noncontrolling interests in consolidated real estate partnerships	223,806	—	(223,806)	—
Common noncontrolling interests in Aimco OP	(25,451)	—	—	(25,451)
Total liabilities and equity	$6,083,152	$28,898	$(342,178)	$5,769,872

13

Supplemental Schedule 4 (continued)

Net Asset Value Supplemental Information	(Page 2 of 2)

[1]
Refer to the Glossary for the definition of Proportionate Property Net Operating Income, as well as a reconciliation of the trailing twelve month amounts in this table to the corresponding amounts computed in accordance with GAAP.

[2]
Net real estate includes three projects, Lincoln Place, Pacific Bay Vistas and The Preserve at Marin, which are in varying stages of significant redevelopment. Refer to Supplemental Schedule 10 for further information about these redevelopment projects.

[3]
Deferred income includes $58.8 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to the investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors.

Under existing tax credit agreements, Aimco will receive in the future additional cash contributions of $31.1 million, which when received will be deferred and amortized into earnings in future periods. Deferred income and the future earnings associated with the deferred income are excluded from Aimco’s internal estimates of NAV.

Income to be recognized in future periods:
		March 31, 2014
Deferred tax credit income balance		$58,811
Cash contributions to be received in the future		31,085
Total to be amortized		$89,896

Amortization schedule:
	Revenue	Expense	Projected Income	Estimated Income Taxes	Projected Income, net of tax
2014 2Q - 4Q	$20,500	$(1,015)	$19,485	$(7,599)	$11,886
2015	23,759	(1,271)	22,488	(8,770)	13,718
2016	18,238	(1,085)	17,153	(6,690)	10,463
2017	14,375	(850)	13,525	(5,275)	8,250
2018	6,879	(361)	6,518	(2,542)	3,976
Thereafter	11,319	(592)	10,727	(4,184)	6,543
Total	$95,070	$(5,174)	$89,896	$(35,060)	$54,836

14

Supplemental Schedule 5

Capitalization and Financial Metrics					(Page 1 of 2)
As of March 31, 2014
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances	Weighted Average Maturity (Years)	Weighted Average Rate
Fixed rate loans payable	$4,067,374	$25,757	$(159,738)	$3,933,393	8.0	5.42%
Floating rate tax-exempt bonds	132,053	—	(45)	132,008	3.9	1.10%
Fixed rate tax-exempt bonds	85,336	—	—	85,336	24.7	4.87%
Total non-recourse property debt	$4,284,763	$25,757	$(159,783)	$4,150,737	8.2	5.28%
Revolving credit facility borrowings	110,060	—	—	110,060
Cash and restricted cash	(199,218)	(1,849)	5,624	(195,443)
Securitization Trust Assets [1]	(59,795)	—	—	(59,795)
Net Debt	$4,135,810	$23,908	$(154,159)	$4,005,559

[1]
In 2011, $673.8 million of Aimco's loans payable were securitized and Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The investments, which have a face value of $100.9 million and a carrying amount of $59.8 million, are included in Other Assets on Aimco’s Consolidated Balance Sheet at March 31, 2014. The carrying amount of these investments effectively reduces Aimco's March 31, 2014 debt balances.

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2014 2Q	$20,537	$—		$20,537	—	—
2014 3Q	20,017	53,846		73,863	1.30%	5.26%
2014 4Q	20,967	20,650		41,617	0.50%	3.80%
Total 2014	61,521	74,496		136,017	1.79%	4.86%

2015 1Q	20,591	164		20,755	—	1.00%
2015 2Q	21,331	3,944		25,275	0.10%	5.91%
2015 3Q	20,437	132,607		153,044	3.19%	4.55%
2015 4Q	20,706	42,371		63,077	1.02%	5.72%
Total 2015	83,065	179,086		262,151	4.31%	4.86%

2016	81,583	399,567		481,150	9.63%	5.04%
2017	75,489	389,687		465,176	9.39%	5.92%
2018	70,848	193,285		264,133	4.66%	4.41%
2019	63,723	538,543		602,266	12.97%	5.63%
2020	55,640	355,360		411,000	8.56%	6.35%
2021	36,355	702,971	[2]	739,326	16.94%	5.59%
2022	24,611	175,556		200,167	4.23%	5.16%
2023	10,229	54,803		65,032	1.32%	5.12%
2024	9,274	39,887		49,161	0.96%	4.26%
Thereafter	392,220	82,938		475,158	2.00%	3.56%
Total	$964,558	$3,186,179		$4,150,737

[2]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization discussed above.

15

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
Preferred Securities

	Shares/Units Outstanding as of March 31, 2014	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class Z	1,274	7/29/2016	7.00%	$31,856
Series A Community Reinvestment Act	—	6/30/2011	1.50%	27,000
Total perpetual preferred stock			4.48%	58,856

Preferred Partnership Units	2,926		8.11%	79,122
Total preferred securities			6.56%	$137,978

Common Stock, Partnership Units and Equivalents

As of
March 31, 2014
Class A Common Stock outstanding	145,569
Dilutive securities:
Options and restricted stock	416
Total shares and dilutive share equivalents	145,985
Common Partnership Units and equivalents	7,812
Total shares, units and dilutive share equivalents	153,797

Debt Ratios
Trailing Twelve Months Ended March 31,
	2014	2013
Debt to EBITDA	7.1x	7.5x
Debt and Preferred Equity to EBITDA	7.4x	7.8x
EBITDA Coverage of Interest	2.6x	2.4x
EBITDA Coverage of Interest and Preferred Dividends	2.5x	2.3x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.80x	1.50x
Fixed Charge Coverage Ratio	1.74x	1.30x

Credit Ratings

Fitch Ratings	Issuer Default Rating	BB+ (positive)
Standard and Poor’s	Corporate Credit Rating	BB+ (positive)	[1]

[1] In April 2014, Standard and Poor's upgraded Aimco's credit rating outlook from stable to positive.

16

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
First Quarter 2014 Compared to First Quarter 2013
(in thousands, except site, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2014	1Q 2013	Growth	1Q 2014	1Q 2013	Growth	1Q 2014	1Q 2013	Growth	1Q 2014	1Q 2014	1Q 2013	1Q 2014	1Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$19,910	$18,912	5.3%	$5,754	$5,983	(3.8)%	$14,156	$12,929	9.5%	71.1%	95.8%	95.6%	$2,389	$2,273
Orange County	3	1,017	1,017	5,837	5,569	4.8%	1,698	1,699	(0.1)%	4,139	3,870	7.0%	70.9%	96.5%	95.3%	1,983	1,916
San Diego	6	2,032	2,032	9,036	8,621	4.8%	2,610	2,486	5.0%	6,426	6,135	4.7%	71.1%	96.5%	95.3%	1,537	1,484
Southern CA Total	21	6,601	5,950	34,783	33,102	5.1%	10,062	10,168	(1.0)%	24,721	22,934	7.8%	71.1%	96.1%	95.4%	2,027	1,943
East Bay	1	246	246	1,453	1,306	11.3%	470	458	2.6%	983	848	15.9%	67.7%	98.1%	96.6%	2,006	1,833
San Jose	1	224	224	1,276	1,208	5.6%	427	422	1.2%	849	786	8.0%	66.5%	95.3%	96.0%	1,993	1,873
San Francisco	5	774	774	4,959	4,578	8.3%	1,495	1,427	4.8%	3,464	3,151	9.9%	69.9%	96.0%	96.4%	2,224	2,044
Northern CA Total	7	1,244	1,244	7,688	7,092	8.4%	2,392	2,307	3.7%	5,296	4,785	10.7%	68.9%	96.3%	96.4%	2,139	1,972

Atlanta	5	1,295	1,281	4,238	4,078	3.9%	1,581	1,521	3.9%	2,657	2,557	3.9%	62.7%	95.2%	95.2%	1,158	1,115
Boston	11	4,129	4,129	16,473	16,048	2.6%	6,431	6,365	1.0%	10,042	9,683	3.7%	61.0%	95.6%	96.0%	1,391	1,350
Chicago	10	3,245	3,245	14,448	13,514	6.9%	5,278	4,712	12.0%	9,170	8,802	4.2%	63.5%	95.5%	96.3%	1,554	1,454
Denver	7	1,613	1,540	5,920	5,530	7.1%	1,759	1,601	9.9%	4,161	3,929	5.9%	70.3%	96.1%	96.3%	1,333	1,243
Miami	5	2,471	2,460	15,008	13,908	7.9%	4,699	4,745	(1.0)%	10,309	9,163	12.5%	68.7%	97.6%	96.7%	2,084	1,949
Philadelphia	4	2,042	1,963	8,308	8,001	3.8%	3,354	3,153	6.4%	4,954	4,848	2.2%	59.6%	96.2%	94.9%	1,466	1,432
Phoenix	4	886	742	1,989	1,878	5.9%	708	691	2.5%	1,281	1,187	7.9%	64.4%	96.5%	95.1%	926	888
Seattle	1	104	104	482	475	1.5%	218	216	0.9%	264	259	1.9%	54.8%	97.5%	95.4%	1,586	1,598
Suburban New York - New Jersey	2	1,162	1,162	5,001	4,752	5.2%	1,755	1,812	(3.1)%	3,246	2,940	10.4%	64.9%	95.7%	94.8%	1,499	1,437
Washington - NoVa - MD	14	6,547	6,519	28,367	28,194	0.6%	8,941	8,711	2.6%	19,426	19,483	(0.3)%	68.5%	95.4%	95.8%	1,520	1,504

Total Target Markets	91	31,339	30,339	142,705	136,572	4.5%	47,178	46,002	2.6%	95,527	90,570	5.5%	66.9%	95.9%	95.8%	1,635	1,568

Other Markets
Baltimore	5	1,180	1,066	4,071	3,993	2.0%	1,504	1,463	2.8%	2,567	2,530	1.5%	63.1%	93.9%	94.9%	1,355	1,316
Houston	3	1,143	1,081	2,967	2,791	6.3%	1,279	1,137	12.5%	1,688	1,654	2.1%	56.9%	95.3%	95.1%	960	905
Nashville	4	1,114	1,114	3,585	3,408	5.2%	1,330	1,356	(1.9)%	2,255	2,052	9.9%	62.9%	94.9%	94.5%	1,130	1,079
Norfolk - Richmond	6	1,643	1,564	4,922	4,956	(0.7)%	1,610	1,512	6.5%	3,312	3,444	(3.8)%	67.3%	94.5%	94.5%	1,109	1,118
Other Markets	8	5,755	5,754	16,664	15,454	7.8%	6,816	6,597	3.3%	9,848	8,857	11.2%	59.1%	95.0%	94.2%	1,016	950

Total Other Markets	26	10,835	10,579	32,209	30,602	5.3%	12,539	12,065	3.9%	19,670	18,537	6.1%	61.1%	94.9%	94.4%	1,070	1,021

Grand Total	117	42,174	40,918	$174,914	$167,174	4.6%	$59,717	$58,067	2.8%	$115,197	$109,107	5.6%	65.9%	95.7%	95.4%	$1,490	$1,428

17

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
First Quarter 2014 Compared to Fourth Quarter 2013
(in thousands, except site, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	1Q 2014	4Q 2013	Growth	1Q 2014	4Q 2013	Growth	1Q 2014	4Q 2013	Growth	1Q 2014	1Q 2014	4Q 2013	1Q 2014	4Q 2013
Target Markets
Los Angeles	12	3,552	2,901	$19,910	$19,671	1.2%	$5,754	$5,146	11.8%	$14,156	$14,525	(2.5)%	71.1%	95.8%	95.5%	$2,389	$2,367
Orange County	3	1,017	1,017	5,837	5,745	1.6%	1,698	1,596	6.4%	4,139	4,149	(0.2)%	70.9%	96.5%	95.8%	1,983	1,966
San Diego	6	2,032	2,032	9,036	9,079	(0.5)%	2,610	2,512	3.9%	6,426	6,567	(2.1)%	71.1%	96.5%	95.5%	1,537	1,560
Southern CA Total	21	6,601	5,950	34,783	34,495	0.8%	10,062	9,254	8.7%	24,721	25,241	(2.1)%	71.1%	96.1%	95.6%	2,027	2,023
East Bay	1	246	246	1,453	1,382	5.1%	470	431	9.0%	983	951	3.4%	67.7%	98.1%	96.1%	2,006	1,947
San Jose	1	224	224	1,276	1,258	1.4%	427	456	(6.4)%	849	802	5.9%	66.5%	95.3%	96.1%	1,993	1,948
San Francisco	5	774	774	4,959	4,869	1.8%	1,495	1,549	(3.5)%	3,464	3,320	4.3%	69.9%	96.0%	95.8%	2,224	2,188
Northern CA Total	7	1,244	1,244	7,688	7,509	2.4%	2,392	2,436	(1.8)%	5,296	5,073	4.4%	68.9%	96.3%	96.0%	2,139	2,097

Atlanta	5	1,295	1,281	4,238	4,291	(1.2)%	1,581	1,452	8.9%	2,657	2,839	(6.4)%	62.7%	95.2%	96.5%	1,158	1,156
Boston	11	4,129	4,129	16,473	16,292	1.1%	6,431	5,883	9.3%	10,042	10,409	(3.5)%	61.0%	95.6%	95.2%	1,391	1,382
Chicago	10	3,245	3,245	14,448	14,161	2.0%	5,278	4,545	16.1%	9,170	9,616	(4.6)%	63.5%	95.5%	95.9%	1,554	1,517
Denver	7	1,613	1,540	5,920	5,798	2.1%	1,759	1,545	13.9%	4,161	4,253	(2.2)%	70.3%	96.1%	96.1%	1,333	1,306
Miami	5	2,471	2,460	15,008	14,876	0.9%	4,699	4,938	(4.8)%	10,309	9,938	3.7%	68.7%	97.6%	97.5%	2,084	2,068
Philadelphia	4	2,042	1,963	8,308	7,980	4.1%	3,354	2,802	19.7%	4,954	5,178	(4.3)%	59.6%	96.2%	94.8%	1,466	1,429
Phoenix	4	886	742	1,989	1,947	2.2%	708	655	8.1%	1,281	1,292	(0.9)%	64.4%	96.5%	93.8%	926	934
Seattle	1	104	104	482	475	1.5%	218	210	3.8%	264	265	(0.4)%	54.8%	97.5%	94.8%	1,586	1,607
Suburban New York - New Jersey	2	1,162	1,162	5,001	5,046	(0.9)%	1,755	1,631	7.6%	3,246	3,415	(4.9)%	64.9%	95.7%	96.1%	1,499	1,506
Washington - NoVa - MD	14	6,547	6,519	28,367	28,050	1.1%	8,941	8,432	6.0%	19,426	19,618	(1.0)%	68.5%	95.4%	95.1%	1,520	1,508

Total Target Markets	91	31,339	30,339	142,705	140,920	1.3%	47,178	43,783	7.8%	95,527	97,137	(1.7)%	66.9%	95.9%	95.6%	1,635	1,619

Other Markets
Baltimore	5	1,180	1,066	4,071	3,978	2.3%	1,504	1,363	10.3%	2,567	2,615	(1.8)%	63.1%	93.9%	93.5%	1,355	1,330
Houston	3	1,143	1,081	2,967	2,941	0.9%	1,279	1,136	12.6%	1,688	1,805	(6.5)%	56.9%	95.3%	96.5%	960	940
Nashville	4	1,114	1,114	3,585	3,534	1.4%	1,330	1,410	(5.7)%	2,255	2,124	6.2%	62.9%	94.9%	95.2%	1,130	1,111
Norfolk - Richmond	6	1,643	1,564	4,922	4,908	0.3%	1,610	1,580	1.9%	3,312	3,328	(0.5)%	67.3%	94.5%	94.8%	1,109	1,102
Other Markets	8	5,755	5,754	16,664	16,051	3.8%	6,816	6,319	7.9%	9,848	9,732	1.2%	59.1%	95.0%	95.4%	1,016	974

Total Other Markets	26	10,835	10,579	32,209	31,412	2.5%	12,539	11,808	6.2%	19,670	19,604	0.3%	61.1%	94.9%	95.2%	1,070	1,039

Grand Total	117	42,174	40,918	$174,914	$172,332	1.5%	$59,717	$55,591	7.4%	$115,197	$116,741	(1.3)%	65.9%	95.7%	95.5%	$1,490	$1,470

18

Supplemental Schedule 6(c)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	1Q 2014	% of Total	1Q 2013	$ Change	% Change
Real estate taxes	$16,717	28.0%	$16,092	$625	3.9%
Onsite payroll	11,254	18.8%	11,050	204	1.8%
Utilities	13,234	22.2%	11,783	1,451	12.3%
Repairs and maintenance	7,285	12.2%	7,707	(422)	(5.5)%
Software, technology and other	4,055	6.8%	3,836	219	5.7%
Insurance	3,035	5.1%	3,633	(598)	(16.5)%
Marketing	2,415	4.0%	2,297	118	5.1%
Expensed turnover costs	1,722	2.9%	1,669	53	3.2%
Total	$59,717	100.0%	$58,067	$1,650	2.8%

Sequential Comparison

	1Q 2014	% of Total	4Q 2013	$ Change	% Change
Real estate taxes	$16,717	28.0%	$16,022	$695	4.3%
Onsite payroll	11,254	18.8%	10,304	950	9.2%
Utilities	13,234	22.2%	11,256	1,978	17.6%
Repairs and maintenance	7,285	12.2%	6,378	907	14.2%
Software, technology and other	4,055	6.8%	4,126	(71)	(1.7)%
Insurance	3,035	5.1%	3,314	(279)	(8.4)%
Marketing	2,415	4.0%	2,097	318	15.2%
Expensed turnover costs	1,722	2.9%	2,094	(372)	(17.8)%
Total	$59,717	100.0%	$55,591	$4,126	7.4%

19

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
First Quarter 2014 Compared to First Quarter 2013
(unaudited)

	Quarter Ended March 31, 2014					Quarter Ended March 31, 2013
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,248	3,597	11.4%	$2,369	13	4,248	3,597	9.8%	$2,273
Orange County	4	1,213	1,213	3.5%	1,843	4	1,213	1,213	3.3%	1,779
San Diego	12	2,430	2,360	5.6%	1,514	11	2,370	2,300	5.1%	1,433
Southern CA Total	29	7,891	7,170	20.5%	1,975	28	7,831	7,110	18.2%	1,884
East Bay	2	413	413	1.1%	1,712	2	413	413	0.9%	1,548
San Jose	1	224	224	0.6%	1,993	1	224	224	0.6%	1,873
San Francisco	7	1,208	1,208	3.1%	2,244	7	1,208	1,208	2.3%	2,044
Northern CA Total	10	1,845	1,845	4.8%	2,066	10	1,845	1,845	3.8%	1,871

Atlanta	6	1,325	1,311	2.1%	1,185	5	1,295	1,125	1.7%	1,118
Boston	12	4,173	4,173	7.9%	1,400	11	4,129	4,129	7.3%	1,350
Chicago	10	3,245	3,245	7.0%	1,554	11	3,394	3,330	6.8%	1,449
Denver	7	1,613	1,540	3.2%	1,333	8	2,177	2,104	3.7%	1,145
Manhattan	23	999	999	2.7%	2,851	21	959	959	3.2%	2,869
Miami	5	2,512	2,501	7.9%	2,084	5	2,486	2,475	7.0%	1,949
Philadelphia	7	3,888	3,809	7.5%	1,555	7	3,888	3,809	7.6%	1,523
Phoenix	5	1,374	1,230	1.7%	1,016	6	1,806	1,506	1.9%	966
Seattle	2	239	239	0.4%	1,767	2	239	239	0.3%	1,792
Suburban New York - New Jersey	2	1,162	1,162	2.5%	1,499	2	1,162	1,162	2.2%	1,437
Washington - NoVa - MD	14	6,547	6,519	14.9%	1,520	14	6,547	6,464	14.6%	1,502

Total Target Markets	132	36,813	35,743	83.1%	1,664	130	37,758	36,257	78.3%	1,577

Other Markets
Baltimore	5	1,180	1,066	2.0%	1,355	5	1,180	1,066	1.9%	1,316
Houston	3	1,143	1,081	1.3%	960	5	2,237	2,168	2.2%	855
Jacksonville	3	1,392	1,392	1.7%	995	4	1,643	1,643	1.8%	935
Nashville	4	1,114	1,114	1.7%	1,130	4	1,114	1,114	1.6%	1,079
Norfolk - Richmond	6	1,643	1,564	2.5%	1,109	6	1,643	1,564	2.6%	1,118
Other Markets	8	6,029	6,028	7.7%	995	21	10,309	10,309	11.6%	914

Total Other	29	12,501	12,245	16.9%	1,050	45	18,126	17,864	21.7%	961

Grand Total	161	49,314	47,988	100.0%	$1,505	175	55,884	54,121	100.0%	$1,370

20

Supplemental Schedule 7(b)

Total Conventional Portfolio Data by Market
Fourth Quarter 2013 Market Information
(unaudited)

Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C" quality market-rate apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of local market average; "B" quality assets are those with rents 90% to 125% of local market average; and "C" quality assets are those with rents less than 90% of local market average.

The following schedule illustrates Aimco’s Conventional Apartment Community portfolio quality based on 4Q 2013 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold during 1Q 2014.

	Quarter Ended December 31, 2013
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average
Target Markets
Los Angeles	13	4,248	3,597	11.1%	$2,187	$1,457	150.1%
Orange County	4	1,213	1,213	3.5%	1,691	1,596	106.0%
San Diego	12	2,430	2,360	5.7%	1,377	1,414	97.4%
Southern CA Total	29	7,891	7,170	20.3%	1,810	1,468	123.3%
East Bay	2	413	413	1.0%	1,482	1,441	102.8%
San Jose	1	224	224	0.6%	1,792	1,705	105.1%
San Francisco	7	1,208	1,208	2.7%	1,993	2,081	95.8%
Northern CA Total	10	1,845	1,845	4.3%	1,821	1,878	97.0%

Atlanta	6	1,325	1,311	2.2%	1,042	816	127.7%
Boston	12	4,173	4,173	8.0%	1,295	1,808	71.6%
Chicago	10	3,245	3,245	7.3%	1,338	1,077	124.2%
Denver	7	1,613	1,540	3.2%	1,142	912	125.2%
Manhattan	21	959	959	3.4%	2,863	3,105	92.2%
Miami	5	2,505	2,494	7.5%	1,792	1,112	161.2%
Philadelphia	7	3,888	3,809	7.7%	1,327	1,092	121.5%
Phoenix	5	1,374	1,230	1.7%	894	739	121.0%
Seattle	2	239	239	0.4%	1,507	1,139	132.3%
Suburban New York - New Jersey	2	1,162	1,162	2.6%	1,342	1,568	85.6%
Washington - NoVa - MD	14	6,547	6,519	14.8%	1,363	1,513	90.1%

Total Target Markets	130	36,766	35,696	83.4%	1,486	1,406	105.7%

Other Markets
Baltimore	5	1,180	1,066	2.0%	1,198	1,073	111.6%
Houston	3	1,143	1,081	1.4%	825	821	100.5%
Jacksonville	3	1,392	1,392	1.7%	855	813	105.2%
Nashville	4	1,114	1,114	1.6%	964	794	121.4%
Norfolk - Richmond	6	1,643	1,564	2.5%	957	891	107.4%
Other Markets	8	6,029	6,029	7.4%	825	837	98.6%

Total Other	29	12,501	12,246	16.6%	890	857	103.9%

Grand Total	159	49,267	47,942	100.0%	$1,331	$1,265	105.2%

[1] Represents rents after concessions and vacancy loss, divided by Effective Apartment Homes. Does not include other rental income.
[2] 4Q 2013 effective rents per REIS.

21

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

First Quarter 2014 Dispositions

	Apartment Comm-unities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [2]	Property Debt	Net Sales Proceeds [3]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	3	1,219	100%	$98.4	6.6%	5.2%	$47.6	$42.5	$98.4	$42.5	$921
Affordable	2	387	48%	38.5	7.1%	5.8%	13.1	24.1	17.5	11.0	1,067
Total Dispositions	5	1,606	87%	$136.9	6.7%	5.3%	$60.7	$66.6	$115.9	$53.5	$938

[1] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month NOI prior to sale, less a 3.0% management fee, divided by the gross proceeds, which excludes prepayment penalties associated with the related property debt, if applicable. Conventional Apartment Communities sold during 2014 are primarily outside of Aimco's target markets or in less desirable locations within its target markets, and had average revenues per apartment home approximately $580 below its retained portfolio. Accordingly, the NOI capitalization rates for apartment communities sold during 2014 are not representative of those for Aimco's retained portfolio.
[2] Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[3] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

First Quarter 2014 Acquisitions
During the first quarter, Aimco acquired for $12.0 million two buildings containing a total of 40 units in the Upper East Side of Manhattan. Each of these buildings is contiguous to other buildings owned and operated by Aimco, allowing for operational efficiency, as well as the assemblage of air rights. The apartment communities had average revenues per home of $2,120 at the the date of their acquisition. Aimco intends to add value to the apartment communities through redevelopment of apartment homes and operational improvements.

22

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment and Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification,CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership.

The amounts below include consolidated and unconsolidated apartment communities Aimco owns and manages and are not adjusted for Aimco's ownership interest in such communities.
See the Glossary for further descriptions and a reconciliation of these amounts to GAAP capital additions.

	Three Months Ended March 31, 2014
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$5,953	$553	$6,506
Turnover capital additions	2,207	272	2,479
Capitalized site payroll and indirect costs	944	38	982
Capital Replacements	9,104	863	9,967
Capital Improvements	6,106	634	6,740
Property Upgrades	8,628	—	8,628
Redevelopment Additions	51,720	—	51,720
Development Additions	8,982	—	8,982
Casualty	1,532	245	1,777
Total Capital Additions [1]	$86,072	$1,742	$87,814

Total apartment homes	49,172	8,404	57,576
Capital Replacements per apartment home	$185	$103	$173

[1] For the three months ended March 31, 2014, total capital additions includes $4.3 million of interest costs.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 2)
Three Months Ended March 31, 2014
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Occupancy
Previously Vacant Communities/New Development
Lincoln Place, Venice, CA [1]	795	$365.0	$315.9	Multiple	Multiple	1Q 2015	2Q 2015	$2,690	$130	$2,820	$—	30%
Pacific Bay Vistas, San Bruno, CA	308	121.1	115.5	4Q 2011	3Q 2013	2Q 2014	3Q 2014	2,390	160	2,550	—	56%
The Preserve at Marin, Corte Madera, CA [2]	126	125.5	89.5	4Q 2012	1Q 2014	1Q 2015	2Q 2015	5,150	150	5,300	—	13%
One Canal Street, Boston, MA	310	190.0	24.9	4Q 2013	1Q 2016	2Q 2016	2Q 2017	3,300	400	3,700	1.1	n/a
Subtotal/weighted average	1,539	$801.6	$545.8					$2,954	$192	$3,146

				Schedule				Incremental Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Occupancy
Other Redevelopment
The Palazzo at Park La Brea, Los Angeles, CA [3]	521	15.7	9.8	1Q 2012	4Q 2012	3Q 2014	4Q 2014	$370	$—	$370	$—	93%
The Sterling, Philadelphia, PA [4]	537	25.0	3.7	4Q 2013	3Q 2014	2Q 2015	4Q 2014	160	20	180	0.5	95%
2900 on First Apartments, Seattle, WA [5]	135	7.0	1.5	1Q 2014	1Q 2014	4Q 2014	1Q 2015	240	40	280	—	55%
Subtotal/weighted average	1,193	$47.7	$15.0

Grand Total	2,732	$849.3	$560.8

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%. In prior quarters, Aimco reported “Stabilized Operations”, which represented the quarter in which Aimco expected property operations to no longer be impacted by construction activity.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents.
Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment as of 1Q 2014 and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Incremental Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected have increased compared to pre-redevelopment amounts. Projections are based on management's judgment as of 1Q 2014 and take into consideration factors including but not limited: rent and other rental income expectations at the time of underwriting; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Occupancy - for previously vacant communities/new development, represents physical occupancy as of March 31, 2014. For other redevelopment, represents first quarter 2014 average daily occupancy.

24

Supplemental Schedule 10

Summary of Redevelopment and Development Activity	(Page 2 of 2)

[1] An earlier phase of the Lincoln Place redevelopment began in fourth quarter 2011. As of March 31, 2014, all 65 apartment homes from the earlier phase were currently occupied.
During third quarter 2012, redevelopment started on the remaining buildings and construction began on the new apartment and amenity buildings. In first quarter 2014, Aimco determined it had previously underestimated the cost to redevelop the 45 historic buildings and to construct the new apartment and amenity buildings. In addition, Aimco determined in first quarter 2014 the value of historic tax and other credits secured in connection with the redevelopment. Aimco’s net investment is projected to be $365 million, which consists of a gross investment of $390 million, offset by
$25 million of historic tax and other credits associated with the redevelopment. The circumstances resulting in increased cost also delayed construction completion by one quarter from that previously disclosed.
[2] During first quarter 2014, Aimco increased its estimate of total project cost to $125.5 million due in part to scope changes but, more significantly, underestimation of the cost to redevelop the community.

These factors have also resulted in a delay in construction completion by two quarters from that previously disclosed.
[3] The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest. Aimco's share of this $15.7 million investment is $8.3 million.
[4] During 2013, Aimco completed the first phase of The Sterling multi-phase capital project and, in the fourth quarter commenced redevelopment of the apartment community. During 2014, Aimco expects to complete this first phase of redevelopment, which includes significant renovation of existing commercial space, upgrading common areas and the redevelopment of 69 apartment homes.
Aimco may redevelop additional apartment homes in the future. Stabilized Occupancy is expected in 4Q 2014, while construction related to the redevelopment of common areas and commercial space will continue into 2Q 2015.
[5] During first quarter 2014, Aimco started the redevelopment of its 2900 on First property in Seattle. This redevelopment will include the renovation of all 135 apartment homes. Aimco may increase the scope of this redevelopment to include new or expanded amenities, which costs have not been included in this schedule.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment communities acquired since January 1, 2013.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
CAPITAL ADDITIONS DEFINITIONS AND RECONCILIATION
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment represents capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.

26

Supplemental Schedule 9 contains capital additions information related to (1) apartment communities that Aimco owns and manages at the end of the period, (2) apartment communities that are consolidated in Aimco's GAAP financial statements, and (3) apartment communities that are accounted for under the equity method of accounting in Aimco's GAAP financial statements. Supplemental Schedule 9 excludes capital addition information related to:
- consolidated apartment communities sold during the period or classified as held for sale at the end of the period;
- consolidated properties that are not multi-family, such as fitness centers; or
- consolidated apartment communities that Aimco owns but does not manage.
Aimco believes the capital addition detail provided in Supplemental Schedule 9 provides an enhanced understanding of capital additions related to its primary business of owning and operating apartment communities. A reconciliation of capital additions presented on Supplemental Schedule 9 to Aimco's consolidated GAAP information is presented below.

(in thousands) (unaudited)	Three Months Ended March 31, 2014
Capital Additions per Schedule 9	$87,814
Capital additions related to:
Consolidated apartment communities sold and held for sale	465
Consolidated apartment communities Aimco does not manage and properties that are not multi-family	62
Consolidated capital additions	$88,341

CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C" quality conventional apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding only Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding only Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding only Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which we refer to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.

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EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense. Aimco's management uses this ratio as one measure of leverage.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends. Aimco's management uses this ratio as one measure of leverage.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition because they are not managed by Aimco and/or they are not subject to tax credit agreements.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that have significant rent control restrictions, apartment communities that had not reached and maintained a stabilized level of occupancy as of January 1, 2013, often due to a casualty event, and the operations of properties that are not multi-family, such as fitness centers.

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OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example and services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. A reconciliation of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts is provided below and on the following page.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$182,871	$(7,674)	$175,197	$(283)	$174,914
Property operating expenses	62,386	(2,751)	59,635	82	59,717
Property NOI	$120,485	$(4,923)	$115,562	$(365)	$115,197

	Three Months Ended March 31, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$174,754	$(8,079)	$166,675	$499	$167,174
Property operating expenses	60,611	(2,878)	57,733	334	58,067
Property NOI	$114,143	$(5,201)	$108,942	$165	$109,107

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2013
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$180,203	$(7,659)	$172,544	$(212)	172,332
Property operating expenses	58,078	(2,592)	55,486	105	55,591
Property NOI	$122,125	$(5,067)	$117,058	$(317)	$116,741

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Reconciliation of GAAP to Supplemental Schedule 4 Trailing Twelve Month (TTM) Proportionate NOI Amounts
(in thousands) (unaudited)
						Subtract	Add
	Year Ended December 31, 2013				Y2013 to Y2014	Three Months March 31, 2013	Three Months March 31, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Property Classification and Sales Changes	Proportionate Amount	Proportionate Amount	TTM Proportionate Amount
Rental and other property revenues:
Conventional Same Store Apartment Communities	$747,478	$—	$(31,395)	$716,083	$(35,511)	$166,675	$175,197	$689,094
Other Conventional Apartment Communities	86,624	1,896	—	88,520	22,866	26,727	29,862	114,521
Affordable Apartment Communities	105,054	4,677	(7,365)	102,366	(2,721)	24,780	25,520	100,385
Total rental and other property revenues	939,156	6,573	(38,760)	906,969	(15,366)	218,182	230,579	904,000
Property operating expenses:
Conventional Same Store Apartment Communities	253,696	—	(11,001)	242,695	$(13,671)	57,733	59,635	230,926
Other Conventional Apartment Communities	41,475	525	—	42,000	8,420	12,140	14,166	52,446
Affordable Apartment Communities	43,014	2,169	(3,568)	41,615	(1,204)	10,367	11,157	41,201
Total property operating expenses	338,185	2,694	(14,569)	326,310	(6,455)	80,240	84,958	324,573
Net operating income:
Conventional Same Store Apartment Communities	493,782	—	(20,394)	473,388	(21,840)	108,942	115,562	458,168
Other Conventional Apartment Communities	45,149	1,371	—	46,520	14,446	14,587	15,696	62,075
Affordable Apartment Communities	62,040	2,508	(3,797)	60,751	(1,517)	14,413	14,363	59,184
Total rental and other property revenues	$600,971	$3,879	$(24,191)	$580,659	$(8,911)	$137,942	$145,621	$579,427

REDEVELOPMENT APARTMENT COMMUNITIES: Apartment communities where (a) a substantial number of available apartment homes have been vacated for major renovations or (b) occupancy was not stabilized as of January 1, 2013, due to ongoing or completed renovations, such as exteriors, common areas or apartment home improvements.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2013, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements.
SOLD APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Beginning in first quarter 2014, results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated financial statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold Apartment Communities are detailed separately in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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